January 26, 2026

Dear River Financial Corporation Shareholder,

I’m pleased to announce that the Board of Directors has declared a dividend payment of $1.00 per share to shareholders of record as of February 13, 2026. This payment represents an 85% increase from the company’s 2025 dividend of $0.54 per share. Depending on how your shareholder account is set up, you can expect either a direct deposit or a physical check to be mailed from our stock transfer agent, Computershare, Inc., on Friday, February 27, 2026.

You can review the bank’s most recent financial statements by visiting the SEC search website at: https://www.sec.gov/search-filings , and use “River Financial Corp” as the Company Name. If you are unable to access this information online, please reach out to Karen Thompson Smith at (334) 290-2704 or InvestorRelations@river.bank to a request a physical copy of the material.

Please make plans to attend the annual shareholders meeting, featuring a celebration of River Bank & Trust’s 20th anniversary. It is scheduled for Tuesday, May 19, 2026 at 5:30 pm CST, located at The Legends Conference Center in Prattville, AL. The agenda will include:

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Review of Financial Performance – presentation of the bank’s financial results for the past fiscal year.
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Election of Directors – voting on holding company board members for the upcoming term.
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Future Business Strategy – discussion of key initiatives and strategic goals.
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Other Business Matters – any additional topics relevant to shareholders.

We will send the proxy materials closer to the meeting date. Also, for those unable to attend the meeting in person, we will provide video conferencing instructions.

In closing, please consider moving your primary checking account relationship to River Bank & Trust, if you haven’t already. Using our products and services is a great way to support our growth and our team.

Thank you for your investment in River Financial Corporation!

Sincerely,

Jimmy Stubbs
Chief Executive Officer

JMS/kts